UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1)*

                               Portal Player, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    736187204
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     1 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners (BHCA), L.P.
     13-3371826
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    857,200 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           857,200 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     857,200 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------





                                     2 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors, L.P.
     13-4197054
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    81,893 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           81,893 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     81,893 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------




                                     3 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors A, L.P.
     13-4197054
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    11,164 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           11,164 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,164 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------




                                     4 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors (Cayman), L.P.
     13-4197057
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    41,565 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           41,565 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,565 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------




                                     5 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Investors (Cayman) II, L.P.
     13-4197054
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    4,632 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,632 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,632 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     6 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors (Selldown), L.P.
     56-2489868
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    86,322 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           86,322 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     86, 322 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     7 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



ITEM 1.

      (a)   NAME OF ISSUER:

            Portal Player, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3255 Scott Boulevard, Bld. 1
            Santa Clara, CA 05054

ITEM 2.

      (a)   NAME OF PERSON FILING:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")
            J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Selldown), L.P. ("JPMP Selldown")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (b)   CITIZENSHIP:

            Each Reporting Person is a Delaware limited partnership, other than JPMP Cayman and JPMP Cayman II which are Cayman Islands partnerships.

      (c)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

            Common Stock

      (d)   CUSIP NUMBER:

            736187204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.



                                     8 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


ITEM 4. OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED:

            JPMP (BHCA):         857,200
            JPMP Global:          81,893
            JPMP Global A:        11,164
            JPMP Cayman:          41,565
            JPMP Cayman II:        4,632
            JPMP Selldown:        86,322


      (b)   PERCENT OF CLASS:

            JPMP (BHCA):          3.6% (as of December 31, 2005)
            JPMP Global:           .3% (as of December 31, 2005)
            JPMP Global A:         .1% (as of December 31, 2005)
            JPMP Cayman:           .2% (as of December 31, 2005)
            JPMP Cayman II        .02% (as of December 31, 2005)
            JPMP Selldown          .4% (as of December 31, 2005)


      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)      JPMP (BHCA):         857,200
                     JPMP Global:          81,893
                     JPMP Global A:        11,164
                     JPMP Cayman:          41,565
                     JPMP Cayman II:        4,632
                     JPMP Selldown:        86,322

            (ii)     Not applicable

            (iii)    JPMP (BHCA):        857,200
                     JPMP Global:         81,893
                     JPMP Global A:       11,164
                     JPMP Cayman:         41,565
                     JPMP Cayman II:       4,632
                     JPMP Selldown:       86,322

            (iv)     Not applicable

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not applicable.



                                     9 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      Not applicable.




                                    10 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006


                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By: JPMP Masterfund Manager, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN
                                        PARTNERS GLOBAL
                                        INVESTORS, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P, MORGAN PARTNERS GLOBAL
                                        INVESTORS A, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President




                                    11 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN) II, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President

                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (SELLDOWN), L.P.



                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President





                                    12 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


                                  EXHIBIT 2(A)

Item 2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located at 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to be the beneficial owner of the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA) and J.P. Morgan Partners Global Investors (Selldown), L.P., and collectively with JPMP Global, JPMP Global A, JPMP Cayman, JPMP Selldown the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities. As general partner of each of the Global Fund Entities, JPMP Investors may be deemed to be the beneficial owner of the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP
(BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As general partner of each JPMP Master Fund and JPMP Investors, JPMP Capital Corp. may be deemed to be the beneficial owner of the shares held by JPMP (BHCA) and the Global Fund Entities.

      JPMP Capital Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.




                                    13 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14 day of February, 2006.


                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By: JPMP Masterfund Manager, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS,
                                        L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President




                                    14 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



                                        J.P, MORGAN PARTNERS GLOBAL
                                        INVESTORS A, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President

                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN) II, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President




                                    15 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (SELLDOWN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner



                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President





                                    16 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.


                             EXECUTIVE OFFICERS(1)

Chief Executive Officer                     William B. Harrison**
President                                   Jeffrey C. Walker*
Chief Investment Officer                    Arnold L. Chavkin*
Managing Director                           Srinivas Akkaraju*
Managing Director                           Christopher Albinson*
Managing Director                           Dr. Dana Beth Ardi*
Managing Director                           Christopher C. Behrens*
Managing Director                           John Breckenridge*
Managing Director                           Julie Casella-Esposito*
Managing Director                           Rodney A. Ferguson*
Managing Director                           Michael R. Hannon*
Managing Director                           Matthew Lori*
Managing Director                           Jonathan R. Lynch*
Managing Director                           Sunil Mishra*
Managing Director                           Stephen P. Murray*
Managing Director                           John Reardon*
Managing Director                           Faith Rosenfeld*
Managing Director                           Shahan D. Soghikian*
Managing Director                           William Stuek*
Managing Director                           Timothy J. Walsh*
Managing Director                           Richard D. Waters, Jr. *
Managing Director                           Damion E. Wicker, M.D.*




                                  DIRECTORS(1)
                              William B. Harrison**
                               Jeffrey C. Walker*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.



                                    17 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204


                                                                      SCHEDULE B



                              JPMORGAN CHASE & CO.

                              EXECUTIVE OFFICERS(1)

Chairman of the Board                                                       William B. Harrison Jr.*
President and Chief Executive Officer                                       James Dimon*
Chief Information Officer                                                   Austin A. Adams*
Co-CEO, Investment Bank                                                     Steven D. Black*
Chief Executive Officer and Executive Vice President, Card Services         Richard J. Srednicki*
Chief Financial Officer                                                     Michael J. Cavanagh*
Chief Administrative Officer                                                Frank Bisignano *
Director of Human Resources                                                 John F. Bradley*
Co-General Counsel                                                          Joan Guggenheimer*
Chief Investment Officer                                                    Ina R. Drew *
Head, Commercial Banking                                                    Samuel Todd Maclin*
Head, Strategy                                                              Jay Mandelbaum*
Co-General Counsel                                                          William H. McDavid*
Treasury & Securities Services                                              Heidi Miller*
Head, Retail Financial Services                                             Charles W. Scharf*
Head, Asset & Wealth Management                                             James E. Staley*
Chief Risk Officer                                                          Don M. Wilson III*
MD & Co-CEO, Investment Bank                                                William T. Winters*



----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.



                                    18 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



                                  DIRECTORS(2)

 NAME                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------------------------
 Hans W. Becherer                              Retired Chairman of the Board and
                                               Chief Executive Officer
                                               Deere & Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 John H. Biggs                                 Former Chairman and CEO
                                               TIAA - CREF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Lawrence A. Bossidy                           Retired Chairman of the Board
                                               Honeywell International Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                                New York, New York 10017
--------------------------------------------------------------------------------------------------
 Stephen B. Burke                              President
                                               Comcast Cable Communications, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                                New York, New York 10017
--------------------------------------------------------------------------------------------------
James S. Crown                                 President
                                               Henry Crown and Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
James Dimon                                    President and Chief Executive Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York 10017-2070
--------------------------------------------------------------------------------------------------
Ellen V. Futter                                President and Trustee
                                               American Museum of Natural History
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 William H. Gray, III                          Retired President and Chief Executive Officer
                                               The College Fund/UNCF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------


----------
(1)   Each of whom is a United States citizen.



                                    19 of 20

                                  SCHEDULE 13G

ISSUER:  Portal Player, Inc.                               CUSIP NO.:  736187204



--------------------------------------------------------------------------------------------------
 William B. Harrison, Jr.                      Chairman of the Board
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York  10017-2070
--------------------------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                         Chairman and Chief Executive Officer
                                               Clear Creek Properties, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Lee R. Raymond                                Chairman of the Board and Chief Executive Officer
                                               Exxon Mobil Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 John W. Kessler                               Owner
                                               John W. Kessler Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Robert I. Lipp                                Senior Advisor
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Richard A. Monoogian                          Chairman and Chief Executive Officer
                                               Masco Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 David C. Novak                                Chairman and Chief Executive Officer
                                               Yum! Brands, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 William C. Weldon                             Chairman and Chief Executive Officer
                                               Johnson & Johnson
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------



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